Exhibit 10.39

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Employment Agreement”), dated as of November 15, 2020, is entered into between Bonne Santé Group, Inc. a Delaware corporation (the “Company” or “BSG”), and Ryan Zackon, an individual (the “Employee”).

BACKGROUND

WHEREAS, the Company wishes to secure the services of Employee as Chief Executive Officer of the Company (with such duties and/or other offices in the Company or its affiliates as may be assigned by the Company, its Employee Chairman or its Board of Directors and agreed to by Employee) upon the terms and conditions hereinafter set forth, and Employee wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

WHEREAS, Employee is highly experienced in the nutraceutical industry with deep operational experience.

WHEREAS, the Company is being positioned for a prospective public offering pursuant to an S-1 registration with a concurrent listing on Nasdaq or NYSE and employee has a unique background and experience to support the Company’s business initiatives.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment by the Company. The Company agrees to employ Employee in the position of Chief Executive Officer of the Company, having such duties and responsibilities as are reasonably and customarily assigned to individuals serving in such position and such other duties as are consistent with Employee ’s title (with such other duties and/or offices in the Company and its affiliates as may be assigned from time to time by the Company, its Board of Directors, and as agreed to by Employee), and the Employee accepts such employment and agrees to perform such duties. The Employee agrees to devote the necessary customary business time and energies to the business of the Company and/or its affiliates to perform his duties hereunder.

2. Term of Employment. The term of this Employment Agreement (the “Term”) shall be from the period commencing as of the Commencement Date, as defined in Section 5, until Termination as defined in Section 6.

3. Compensation. As full compensation for all services to be rendered by Employee to the Company and/or its affiliates in all capacities during the Term, Employee shall receive the following compensation and benefits:

(a) Base Salary. An annual base salary of $250,000 (the “Base Salary”) payable in accordance with the customary payroll practices for senior management of the Company currently on a bi-weekly basis.

(b) Increase of Base Salary. After the first year of employment, year two base salary will be $300,000 and year three will be $350,000.

(c) Restricted Common Stock. As an additional inducement for employment, the Company shall issue to the Employee Two Hundred Fifty Thousand (250,000) shares of common stock. Such shares shall be subject to forfeiture until vested. Such shares shall vest as follows: one-third of the shares shall vest on the first anniversary of the Commencement Date (as defined below) and the remaining shares shall vest at a rate of 1/24 a month thereafter in each case, so long as the Employee remains in continuous services with the Company.

(d) Participation in Employee Benefit Plans; Other Benefits. The Employee shall be permitted during the Term, if and to the extent eligible, to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company commensurate with the Employee’s position with the Company. Nothing in this Employment Agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder, so long as any such change similarly affects all Company employees.

(e) Expenses. The Company shall pay or reimburse Employee for all reasonable and necessary expenses actually incurred or paid by Employee during the Term in the performance of Employee's duties under this Employment Agreement, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then customary practices of the Company.

(f) Vacation. Employee shall be entitled to three weeks of paid vacation per year in accordance with company policy.

(g) Withholding of Taxes. The Company may withhold from any benefits payable under this Employment Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(h) Bonus. In addition to the Base Salary, the Employee shall be entitled to an annual incentive bonus in an amount between 10% and 20% the Employee’s base salary to the extent the Company achieves certain milestones which shall be established by the Board of Directors of the Company and commensurate with such other executives and employees of the Company.

4. Member of the Board of Directors. As a condition of Employee’s employment as Chief Executive Officer, Employee will be entitled to a position of director on the Company’s Board of Directors.

5. Date of Commencement. The Term shall commence on November 15, 2020 (the “Commencement Date”).

6. Termination.

(a) Termination upon Death. If the Employee dies during the Term, this Employment Agreement shall terminate as of the date of his death.

(b) Termination upon Disability. If during the Term the Employee becomes physically or mentally disabled, whether totally or partially, so that the Employee is unable to perform his essential job functions hereunder for a period aggregating 30 days during any twelve-month period, and it is determined by a physician acceptable to both the Company and the Employee that, by reason of such physical or mental disability, the Employee shall be unable to perform the essential job functions required of him hereunder for such period or periods, the Company may, by written notice to the Employee, terminate this Employment Agreement, in which event the Term shall terminate 10 days after the date upon which the Company shall have given notice to the Employee of its intention to terminate this Employment Agreement because of disability.

(c) Termination for Cause. The Company may at any time by written notice to the Employee terminate this Employment Agreement immediately and, except as provided in Section 7 hereof, Employee shall have no right to receive any compensation or benefit hereunder on and after the date of such notice, in the event that an event of “Cause” occurs. For purposes of this Employment Agreement “Cause” shall mean:

(i) any willful breach by the Employee of any material term of this Employment Agreement, if the Employee fails to reasonably cure such breach within 30 days after the receipt of written notice from the Board of such breach, which notice shall state in reasonable detail the facts and circumstances claimed to be a failure or willful breach and of the intent of the Company to terminate the Employee's employment upon in the event of failure of the Employee to reasonably cure such failure or breach; or

(ii) Employee has committed an intentional felonious act of fraud, misappropriation, embezzlement, or theft or an intentional breach of fiduciary duty involving personal profit; or

(iii) the Employee is indicted for any criminal offense constituting a felony or a crime involving moral turpitude (except that the Employee shall continue to be entitled to all compensation until a conviction of such offense); or

(iv) the Employee intentionally breaches the provisions of Section 8 of this Agreement.

For purposes of this Employment Agreement, an act, or a failure to act, shall not be deemed willful or intentional, as those terms are used herein, unless it is done, or admitted to be done, by Employee in bad faith or without a reasonable belief that Employee’s action or omission was in the interest of the Company.

Termination without Cause. The Company may terminate this Employment Agreement at any time, without cause, upon 30 days' written notice by the Company to the Employee and, except as provided in Section 7 hereof, the Employee shall have no right to receive any compensation or benefit hereunder not already accrued after such date of termination.

7. Payments Upon Termination. If the Company terminates this Employment Agreement pursuant to Sections 6(b) (Termination for Disability) or 6(d) (Termination without Cause) hereof, all compensation payable to Employee shall cease as of the date of termination specified in the Company's notice (the “Termination Date”), and the Company shall pay to the Employee, subject to Section 8 hereof, the following sums: (i) the Base Salary through the Termination Date for all periods not yet paid; (ii) benefits under group health and life insurance plans in which the Employee participated through the Termination Date; (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company's pension, disability, and life insurance plans, policies, and programs; (iv) any bonuses accrued or agreed between the Company and the Employee but not yet paid; and (v) six (6) months of severance pay equal to the Base Salary of the current year paid on a bi-weekly schedule (the “Severance”). It is the understanding of the Company and Employee that the Severance shall be paid in the event Company terminates this Agreement prior to the Commencement Date. Notwithstanding the foregoing, the Employee shall not be entitled to receive the payment described in clause 7(v) unless and until the Employee signs a release of liability in form and substance reasonably satisfactory to the Company.

8. Certain Covenants of Employee.

(a) Covenants Against Competition. The Employee acknowledges that: (i) the Employee is one of the limited number of persons who will assist with developing the Company’s business and the business of its portfolio companies (the “Company's Business”); (ii) the Company conducts its business out of offices in the state of Florida and may conduct its business nationwide; (iii) Employee’s work for the Company will bring Employee into close contact with confidential information not readily available to the public; and (iv) the covenants contained in this Section 8 will not involve a substantial hardship upon Employee ’s future livelihood. In order to induce the Company to enter into this Employment Agreement, Employee covenants and agrees that:

(i) Non-Compete. During the Term (the “Restricted Period”), Employee shall not, in those states in the United States of America in which either the Company or any of its subsidiaries or affiliates then operates, directly or indirectly, (i) any manner whatsoever engage in any capacity with any business competitive with the Company's Business for the Employee's own benefit or for the benefit of any person or entity other than the Company or affiliate of the Company; or (ii} have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company's Business; provided, however, that the Employee may hold, directly or indirectly, solely as an investment, not more than two percent (2%} of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company's Business. In addition, during the Restricted Period, the Employee shall not develop any property for use in the Company's Business on behalf of any person or entity other than the Company, its subsidiaries and affiliates.

(ii) Confidential Information. During the Restricted Period, the Employee shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any subsidiary or affiliate to receive such information, or use or appropriate for his own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate, any documents or other papers relating to the Company's Business or the customers of the Company or any subsidiary or affiliate, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company's Business or the customers of the Company or any affiliate of the Company or any trade secrets or confidential information, including, without limitation, ·any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any affiliate of the Company, whether generated by the Employee or by any other person, except as required in the course of performing Employee's duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources or independent third parties (other than as a direct or indirect result of unauthorized disclosure by the Employee).

(iii) Executives of and Consultants to the Company. During the Restricted Period, the Employee shall not, directly or indirectly (other than in furtherance of the business of the Company), initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the preceding 12-month period, an employee of or consultant to the Company or any of its affiliates to terminate employment with, or a consulting relationship with, the Company or such affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and the Employee shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person.

(iv) Solicitation of Customers. During the Restricted Period, the Employee shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then or has been within the preceding 12-month period a customer or account of the Company or its affiliates, or any actual customer leads whose identity the Employee learned during the course of his employment with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its affiliates.

(b) Rights and Remedies Upon Breach. If the Employee breaches any of the provisions of Section 8(a) hereof (collectively, the "Restrictive Covenants"), the Company and its affiliates shall, in addition to the rights set forth in Section 8(a) hereof, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach may cause irreparable injury to the Company and its affiliates and that money damages will not provide an adequate remedy to the Company and its affiliates.

(c) Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its affiliates, to the fullest extent permitted by applicable law, !He benefits intended by such provisions.

(d) Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the state and/or federal courts of Miami- Dade County, Florida.

9. Other Provisions.

(a) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given so long as such provides a receipt of delivery, when so delivered personally, telecopied, telegraphed or telexed, or mailed.

(b) Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

(c) Waivers and Amendments. This Employment Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(d) Governing Law. This Employment Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Florida applicable to agreements made and to be performed entirely within such state. The Parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement, must be brought exclusively in any Florida state or federal court located in Palm Beach County, Florida (collectively the "Designated Courts"). Each Party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Agreement may be brought in any other forum. Each Party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such Party may now or hereafter have to the laying of venue of any suit, action or proceeding in any designated court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue.

(e) Binding Effect; Benefit. This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted or required by Section 9(f) hereof. Nothing in this Employment Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and a signs, any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement.

(f) Assignment. This Employment Agreement, and the Employee's rights and obligations hereunder, may not be assigned by Employee. The Company may assign this Employment Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(g) Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(h) Headings. The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

COMPANY:

Bonne Santé Group, Inc.

By:	/s/ Alfonso J. Cervantes
	Name:	Alfonso J. Cervantes
	Title:	Employee Chairman
	Address:	10575 NW 37th Terrace
Miami, FL 33178

EMPLOYEE:

/s/ Ryan Zackon

Address: